Exhibit 99.1

IntelGenx Announces Appointment of New Director

SAINT LAURENT, QUEBEC, – April 15, 2009 - IntelGenx Technologies Corp. (TSX:IGX) OTCBB:IGXT) ("IntelGenx"), a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems, announced today that Mr. Bernd Melchers has accepted his appointment to serve on the Company’s Board of Directors. The appointment of Mr. Melchers is subject to the approval of the TSX-Venture.

Mr. Melchers is a 30-year veteran of the pharmaceutical industry with extensive hands-on international experience in corporate financial management. Most recently he was Global Chief Financial Officer of the Dyneion Group in Frankfurt, Germany, a subsidiary of 3M Corporation headquartered in Minnesota. Previously, he served as the European Controller of 3M Medical Markets at the 3M Europe Headquarter located in Brussels, Belgium. Prior to this Mr. Melchers held various senior financial positions at the Medical-Surgical Division of 3M at their headquarters in St. Paul, Minnesota, at 3M Health Care Products, Germany, and at 3M Pharmaceutical Products, Germany. Mr. Melchers also brings a wealth of international team management skills and leadership experience.

Mr. Melchers retired from his position at the Dyneion Group in 2004 and currently provides property management consulting services to private clients in Germany. He currently resides in Bad Homburg, Germany

Dr. Horst G. Zerbe, chairman and CEO of IntelGenx stated, “We are very pleased to add the support of Bernd Melchers to our Board. His extensive and comprehensive international experience in financial and general management will greatly strengthen the board of directors and the Company. At the same time, we wish to thank Dr. David Coffin-Beach for his invaluable contributions during his term as a director of this Company.”

Mr. Melchers will replace Dr. David Coffin-Beach who resigned from the board of directors on March 17, 2009 for personal reasons.

ABOUT INTELGENX CORP.:

IntelGenx Corp. is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. The Company uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastro-intestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. The Company's research and development pipeline includes products for the treatment of pain, hypertension, osteoarthritis, and depressive disorders. More information is available about the company at www.intelgenx.com.

CONTACT INFORMATION:

IntelGenx Corp.

Dr. Horst G. Zerbe, President and CEO
T: 514-331-7440 (ext. 201)
F: 514-331-0436
horst@IntelGenx.com
www.intelgenx.com

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